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                                  EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
APACHE Medical Systems, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of APACHE Medical Systems, Inc. of our report dated February 7, 1997, relating to the consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows of APACHE Medical Systems, Inc. and subsidiary, and the related schedule for the year ended December 31, 1996, before the restatement described in Note 2 to the consolidated financial statements, which report appears in the December 31, 1998, annual report on Form 10-K of APACHE Medical Systems, Inc.

                                                           /s/ KPMG LLP

October 8, 1999
McLean, VA